UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 17, 2006

DELUXE CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	1-7945	41-0216800
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3680 Victoria St. North, Shoreview, Minnesota	55126-2966
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (651) 483-7111

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

(a)          Deluxe Corporation (“Deluxe” or the “Company”) and Lee Schram (“Mr. Schram”) entered into the following agreements in connection with his being named as Chief Executive Officer of the Company (as further described in Item 5.02(c) below). Other than the Employment Agreement, which is dated as of April 10, 2006, all agreements referenced below will be entered into on Mr. Schram’s first day of employment with Deluxe. The material terms and conditions of each agreement are described below. The forms of certain of these agreements are on file with the SEC, as noted in Item 9.01 below, and the following descriptions are qualified in their entirety by reference to those forms and to the Employment Agreement and form of Retention Agreement being filed herewith.

1.         Employment Agreement: Mr. Schram will serve as Chief Executive Officer of Deluxe, effective upon his commencement of employment with the Company. His employment with the Company will start on May 1, 2006, or such earlier date as is mutually agreed (the “Commencement Date”). He will be required to devote his full business time, attention and efforts to the business and affairs of the Company, and to serve faithfully and to the best of his ability. Mr. Schram will be permitted to serve on one outside public company board, as well as non-profit boards, in each case, subject to the approval of the Chair of the Governance Committee of the Company’s Board of Directors. Mr. Schram will receive an annualized base salary of $725,000 for the period from the Commencement Date through December 31, 2006, and will thereafter be subject to review of his base salary in the same manner as are all other executives. Mr. Schram will also be eligible to participate in the Company’s Annual Incentive Program, which provides for a target bonus opportunity of 100% of base salary and a maximum of 200% of base; for 2006, this cash bonus opportunity is tied to achievement of Company operating income and revenue goals. For 2006 only, 50% of Mr. Schram’s pro-rated target bonus opportunity will be guaranteed by the Company.

The Company will pay to Mr. Schram a one-time lump sum signing amount in the gross amount of $300,000 within ten days after the Commencement Date. Mr. Schram may elect to defer that amount into the Company’s Deferred Compensation Plan. In addition, in consideration of Mr. Schram’s commencement and continuation of employment, and to replace forfeited compensation earned at his previous employer, the Company will grant as a retention bonus a restricted share grant having a value in the gross amount of $1,400,000 on the date of grant (i.e., the Commencement Date). Fifty percent of the grant shall vest upon completion of 12 months of employment, with the remaining 50% vesting upon completion of 24 months of employment with the Company. If Mr. Schram’s employment with the Company is terminated prior to the completion of 24 months of employment by the Company without “Cause” (as defined therein), then all remaining unvested shares shall immediately vest; if his employment is terminated by the Company for “Cause,” then no remaining portion of this grant shall vest. This grant of restricted stock shall be subject to the terms and conditions of a Restricted Stock Award Agreement to be entered into by the Company and Mr. Schram on the Commencement Date.

Mr. Schram will also be entitled to participate in the Company’s standard health and welfare plans , as well as the Company’s 401(k), profit-sharing and defined contribution pension plans, and the Company’s Employee Stock Purchase Plan, all of which are offered to all employees. In addition, on the Commencement Date, Mr. Schram will be credited with 187 hours of paid time off (“PTO”) for calendar year 2006, to be used for vacation, sickness, holiday and personal time off. Mr. Schram will be credited on a semi-monthly basis with PTO hours at an annualize rate of 280 hours while actively employed.

Mr. Schram will be required to relocate his permanent residence to the Twin Cities metropolitan area no later than September 1, 2006, and will be entitled to participate in the Company’s executive relocation program. In addition, during the period between the Commencement Date and the date Mr. Schram relocates, the Company will pay for Mr. Schram’s temporary housing in an executive apartment, and will reimburse Mr. Schram for the cost of any storage of household goods and the cost of up to four trips per month on regularly scheduled commercial flights between the Twin Cities and his current home in Ohio. Mr. Schram will also be provided with an allowance of $10,000 to cover other costs and expenses necessarily incurred incidental to his relocation. If Mr. Schram were to leave the Company for any reason other than a termination by the Company without “Cause” or termination by Mr. Schram for “Good Reason” (as defined therein) during the first six months of his employment, he would be obligated to reimburse the Company for 100% of these relocation expenses; if he were to leave for any such reason after six months and prior to twelve months after the commencement of his employment with Deluxe, then he would be obligated to reimburse the Company for 50% of these expenses.

In addition, this agreement provides that, if Mr. Schram were to be terminated without “Cause” by Deluxe or by Mr. Schram with “Good Reason” (each as defined therein), and provided he signs a written release substantially in the form attached to the Employment Agreement as Exhibit A thereto, Mr. Schram would be entitled to receive the following :

  12 months of severance pay at his then-current level of base monthly salary;
  For a period of 12 months following the severance period, an additional monthly payment equal to the amount, if any, that his monthly base compensation as of termination exceeds the monthly compensation earned during that month;
  Executive-level outplacement services for up to 12 months; and
  An additional lump sum payment of $13,000 to assist with other costs and expenses that may be incurred in connection with his employment transition.

The foregoing severance arrangements would not apply if Mr. Schram’s employment were to be terminated following a “Change of Control” (as defined) of Deluxe under circumstances that would entitle Mr. Schram to receive benefits under the Executive Retention Agreement described below.

Mr. Schram will be subject to nondisclosure, non-competition and non-solicitation/non-hire agreements for the period commencing on the Commencement Date and ending on the two-year anniversary of his last day of employment with the Company. The non-competition covenant covers business activities conducted by the Company (including its subsidiaries) prior to the date he ceases to be employed by the Company, with a geographical scope of North America. The non-solicit/non-hire covenant excludes former employees of the Company (or its subsidiaries) who have not been employed by the Company for at least six months prior to any attempt to solicit or hire by Mr. Schram.

2.           Executive Retention Agreement: Mr. Schram will receive the same change in control benefits as currently are provided to all other senior executives of Deluxe, as set forth in the form of Executive Retention Agreement on file with the SEC, except that the initial term of his Executive Retention Agreement shall begin on the Commencement Date and terminate on December 18, 2008, so as to expire on the same date as the Company’s other Executive Retention Agreements. In particular, in the event of a termination of his employment after a change in control that triggers payment of benefits, he will be entitled to receive three times the sum of his annual base salary and the higher of his then-target bonus or the average of his annual incentive payments for the last three full fiscal years prior to the effective date of the “Change of Control” (as defined), plus three times the amount that would have been contributed by Deluxe or its affiliates to the retirement and supplemental retirement plans in which Mr. Schram participated prior to his termination in respect of such sum.

3.           Restricted Stock Award Agreement: This agreement will contain the specific terms and conditions of the retention bonus in the form of a restricted stock award described above under “Employment Agreement.”

4.           Performance-Accelerated Restricted Stock Award Agreement: This agreement will provide for the grant of 27,200 shares of Common Stock of the Company on the Commencement Date, and otherwise will follow the standard form of award agreement utilized by the Company in connection with its 2006 grants and on file with the SEC. These shares will vest on the third anniversary of the date of grant, assuming that Mr. Schram is employed on such date. The vesting of these shares will be accelerated upon the occurrence of certain defined Change in Control events, as further described therein.

5.           Non-Qualified Stock Option Agreement: This agreement will provide for the grant of non-qualified options to purchase 182,000 shares of Common Stock of the Company on the Commencement Date, with an exercise price equal to the closing price of one share of the Company’s Common Stock on such grant date, as reported in the Midwest Edition of the Wall Street Journal. In all other respects, this agreement will follow the standard form of award agreement utilized by the Company in connection with its 2006 grants that is on file with the SEC. The options will vest in equal increments on each of the first, second and third anniversaries of the date of grant, and will be exercisable until the seventh anniversary of the date of grant. The vesting of these options will be accelerated upon the occurrence of certain defined Change in Control events, as further described therein.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)             On April 17, 2006, Deluxe issued a press release entitled, “Deluxe Names Lee Schram New Chief Executive Officer”, a copy of which is furnished with this report as Exhibit 99.5. As previously announced by the Company, Deluxe’s current Chief Executive Officer, Ronald E. Eilers (“Mr. Eilers”), will resign as CEO and as a member of the Board of Directors of the Company effective with Mr. Schram’s assumption of the CEO position on the Commencement Date. This also is in accordance with the Transition Agreement between the Company and Mr. Eilers, dated November 17, 2005, and previously filed with the SEC.

(c)             On April 17, 2006, Deluxe announced that Mr. Schram would succeed Mr. Eilers as Chief Executive Officer of the Company, effective as of the Commencement Date.

Mr. Schram, age 44, has served as Senior Vice President, Retail Solutions Division of NCR Corporation (NCR”) since March 2003. From January 2002 to March 2003, he was Vice President and General Manager, Payment Solutions, Financial Solutions Division, and from September 2000 to January 2002, he was Chief Financial Officer, Retail and Financial Group of NCR. Since joining NCR in 1983, Mr. Schram has held a variety of positions of increasing responsibility in both domestic and international assignments, including Corporate Controller, Finance and Administration from 1999 to 2000. Mr. Schram does not currently serve on any other public company boards, and has no family relationships with any other director or executive officer of the Company. Other than the agreements noted above, Mr. Schram is not a party to any transaction with the Company or any subsidiary of the Company. The material terms of those agreements are set forth in Item 1.01 above.

(d)             Under the terms of the Employment Agreement noted above, the Board has agreed to nominate Mr. Schram as a candidate for election to the Board so long as he holds the position of Chief Executive Officer of the Company. In addition, as of the Commencement Date, the Board intends to elect Mr. Schram to fill the vacancy created by Mr. Eilers’ resignation from the Board. Other than the agreements noted above, Mr. Schram is not a party to any arrangement or understanding with any other officer or director of the Company.

Item 7.01 Regulation FD Disclosure

Press release announcing new Chief Executive Officer of Deluxe Corporation, dated as of April 17, 2006.

Item 9.01   Financial Statements and Exhibits.

(c) Exhibits

99.1	Employment Agreement, dated as of April 10, 2006, between Deluxe Corporation and Mr. Schram
99.2	Form of Executive Retention Agreement, to be dated as of the Commencement Date, between Deluxe Corporation and Mr. Schram
99.3

Form of Performance-Accelerated Restricted Stock Award Agreement, to be dated as of the Commencement Date, between Deluxe Corporation and Mr. Schram (the form of which has been filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 21, 2006)

99.4

Form of Non-Qualified Stock Option Agreement, to be dated as of the Commencement Date, between Deluxe Corporation and Mr. Schram (the form of which has been filed as Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004)

99.5	Press Release, dated April 17, 2006, of Deluxe Corporation reporting naming of Lee Schram as Chief Executive Officer, which shall be deemed furnished in connection with Item 7.01 hereof

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 17, 2006

DELUXE CORPORATION

/s/ Anthony C. Scarfone
Anthony C. Scarfone Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibits
99.1	Employment Agreement, dated as of April 10, 2006, between Deluxe Corporation and Mr. Schram
99.2	Form of Executive Retention Agreement, to be dated as of the Commencement Date, between Deluxe Corporation and Mr. Schram
99.5	Press Release, dated April 17, 2006, of Deluxe Corporation reporting naming of Lee Schram as Chief Executive Officer, which shall be deemed furnished in connection with Item 7.01 hereof